Exhibit 99.1

BFC Financial Corporation Reports Financial Results

For the First Quarter, 2015

FORT LAUDERDALE, Florida – May 11, 2015 -- BFC Financial Corporation ("BFC" or the "Company") (OTCQB: BFCF; BFCFB) reported financial results for the three month period ended March 31, 2015.

First Quarter 2015:

The Company reported net income attributable to BFC of $1.9 million, or $0.02 per diluted share, for the quarter ended March 31, 2015, compared to net income attributable to BFC of $3.1 million, or $0.04 per diluted share, for the quarter ended March 31, 2014.

As of March 31, 2015, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $256.6 million, and total consolidated equity of approximately $454.3 million.  BFC’s book value per share at March 31, 2015 was $3.08.

BFC’s Chairman and CEO, Mr. Alan B. Levan, commented, “We are pleased with the overall progress of our core business segments which include our ownership interest in BBX Capital Corporation (NYSE:BBX) (“BBX Capital”) and our ownership interest in Bluegreen Corporation (“Bluegreen”).  Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC (“Woodbridge”), which is owned 54% by BFC and 46% by BBX Capital.  Our results reflect our pursuit of our broader goal of transitioning into a business platform with diverse activities and a focus on long term growth through our operating businesses and real estate opportunities, as well as the continued monetization of the BBX Capital legacy portfolios.”

Net income attributable to BFC is defined as net income after non-controlling interests.  Under generally accepted accounting principles, the financial statements of the companies in which BFC holds a controlling interest, including BBX Capital (NYSE: BBX) and Woodbridge and its subsidiary, Bluegreen, are consolidated in BFC’s financial statements.

Overview and Highlights:

BFC Selected Financial Data (Consolidated)

First Quarter, 2015 Compared to First Quarter, 2014

•	Total revenues of $149.9 million vs. $150.4 million
•	Net income attributable to BFC of $1.9 million vs. $3.1 million
•	Diluted earnings per share of $0.02 vs. $0.04
•	Book value per share of $3.08 vs. $3.09
•	Assets of $1.4 billion at March 31, 2015 and March 31, 2014

On April 30, 2015, BFC completed cash tender offer (the “Tender Offer”) pursuant to which it purchased from the shareholders of BBX Capital a total 4,771,221 shares of BBX Capital’s Class A Common Stock at a purchase price of $20.00 per share for an aggregate purchase price of approximately $95.4 million. Prior to the Tender Offer, the Company owned approximately 51% of the issued and outstanding shares of BBX Capital’s Class A Common Stock. The Company also owns all of the issued and outstanding shares of BBX Capital’s Class B Common Stock. Collectively, the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC represent an approximately 81% equity interest and 90% voting interest in BBX Capital.

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The following selected information relates to the operating activities of Bluegreen Corporation and BBX Capital Corporation.   See supplemental tables for consolidating income statements for the three month period ended March 31, 2015 and 2014.

Bluegreen Corporation

Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry. As previously indicated, Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, which is owned 54% by BFC and 46% by BBX Capital.  Woodbridge’s principal asset is its 100% ownership of Bluegreen.

For the quarter ended March 31, 2015, net income attributable to Woodbridge was $12.6 million, including $13.3 million related to the operations of Bluegreen.  BFC recognized 54% of the net income attributable to Woodbridge, or $6.8 million, for the quarter ended March 31, 2015.

Bluegreen Selected Financial Data

First Quarter, 2015 Compared to First Quarter, 2014

•	System-wide sales of Vacation Ownership Interests ("VOIs") were $109.2 million vs. $109.9 million
•	System-wide sales of VOIs included sales under Bluegreen's "capital-light" business strategy(1) of, $64.4 million vs. $66.8 million
•	Other fee-based services profits rose 6% to $11.3 million from $10.7 million
•	Net income was $16.1 million vs. $17.1 million
•	EBITDA was $30.8 million vs. $32.7 million (2)

(1)

Bluegreen’s sales of VOIs under its capital-light business strategy includes sales of VOIs under fee-based sales and marketing arrangements (“FBS sales”),  Just-in-Time” sales, and “Secondary Market” sales.  In connection with “Just-in-Time” sales, Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs.   In connection with “Secondary Market” sales, Bluegreen acquires VOI inventory from resorts' property owner associations ("POAs") and other third parties close to the time Bluegreen intends to sell such VOIs. VOIs related to Secondary Market sales are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount.

(2)	See the supplemental tables included in this release for a reconciliation of EBITDA to net income.

Bluegreen Summary for the First Quarter, 2015

System-wide sales of VOIs include all sales of VOIs, regardless of whether Bluegreen or a third-party owned the VOI immediately prior to the sale.  The sales of third-party owned VOIs are transacted as sales of timeshare interests in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its own VOI inventory.  System-wide sales of VOIs were $109.2 million and $109.9 million during the first quarter of 2015 and the first quarter of 2014, respectively.

Included in system-wide sales are Fee Based Sales, Just-In-Time sales, Secondary Market sales and legacy sales under Bluegreen’s traditional VOI business.  Fee Based Sales, Just-in-Time sales and Secondary Market sales are included in Bluegreen’s “capital-light” business strategy.  Bluegreen determines  which VOIs are sold based on several factors, including the requirements of Fee Based Sales clients, debt service requirements and default resale requirements under term securitization and similar transactions.  In addition, Bluegreen accounts for equity trade allowances granted to consumers by deducting them from the specific sale on which the allowance was granted.  These factors can cause fluctuations in the amount of net sales by category from period to period.  Sales by category are tracked based on which deeded VOI is conveyed in each transaction.  Sales under Bluegreen’s capital-light business strategy represented 59% of Bluegreen’s system-wide sales in the first quarter of 2015 compared to 61% in the first quarter of 2014.

Selling and marketing expenses were 52% of system-wide sales during the first quarter of 2015 as compared to 48% during the first quarter of 2014.  The increase in selling and marketing expenses during the first quarter of 2015 compared to the first quarter of 2014 was a result of

Bluegreen’s focus on increasing its marketing efforts to new prospects as opposed to existing owners, which resulted in higher costs per tour from new and expanding marketing channels.  Sales to existing owners generally involve lower marketing expenses than sales to new prospects; however, a new program which contributed to owner sales has a slightly higher cost per tour as compared to historical owner sales tours.  Bluegreen expects to continue to increase its focus on sales to new prospects as well as the new program for owner sales and, as a result, sales and marketing expenses generally and as a percentage of sales may increase.

Other Fee-Based Services profits, which are primarily generated from providing resort and club management services as well as title services, increased 6% to $11.3 million from $10.7 million.  As of March 31, 2015 and 2014, Bluegreen managed 48 and 47 timeshare resort properties and hotels, respectively.

As a result of the above, Bluegreen’s net income was $16.1 million in the first quarter of 2015 as compared to $17.1 million in the first quarter of 2014.

As previously announced, in the first quarter of 2015 Bluegreen completed a securitization involving the issuance of $117.8 million of investment-grade rated securities. The issuance was completed through BXG Receivables Note Trust 2015-A and was comprised of $89.4 million of A rated vacation ownership loan backed notes and $28.4 million of BBB-/BBB rated vacation ownership loan backed notes. The notes have interest rates of 2.88% and 3.47% respectively, for an overall weighted average interest rate of 3.02%. The gross advance rate for this transaction was 94.25%.  A portion of the proceeds received to date from the securitization were used to repay balances outstanding under certain of Bluegreen’s receivable-backed notes payable, with the remaining proceeds expected to be used for general corporate purposes.

Supplemental financial information for the three months ended March 31, 2015 and 2014

(in 000’s, except percentages) (Unaudited)

	For the Three Months Ended March 31,
	2015		2014
	Amount	% of System-wide sales of VOIs, net(5)	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$44,881	41%	$43,087	39%
VOI sales-secondary market program	11,054	10%	13,664	13%
Sales of third-party VOIs-commission basis	48,965	45%	42,092	38%
Sales of third-party VOIs-just-in-time basis	4,331	4%	11,022	10%
System-wide sales of VOIs, net	109,231	100%	109,865	100%
Less: Sales of third-party VOIs-commission basis	(48,965)	-45%	(42,092)	-38%
Gross sales of VOIs	60,266	55%	67,773	62%
Estimated uncollectible VOI notes receivable (2)	(7,084)	-12%	(7,529)	-11%
Sales of VOIs	53,182	49%	60,244	55%
Cost of VOIs sold (3)	(4,866)	-9%	(7,048)	-12%
Gross profit (3)	48,316	91%	53,196	88%
Fee-based sales commission revenue (4)	32,600	67%	27,115	64%
Other fee-based services revenue	23,753	22%	21,925	20%
Cost of other fee-based services	(12,451)	-11%	(11,233)	-10%
Net carrying cost of VOI inventory	(2,350)	-2%	(2,318)	-2%
Selling and marketing expenses	(56,660)	-52%	(52,559)	-48%
General and administrative expenses	(18,898)	-17%	(19,918)	-18%
Net interest spread	9,455	9%	9,586	9%
Operating profit	23,765	22%	25,794	23%
Other income	891		439
Income before income taxes	24,656		26,233
Less: Provision for income taxes	8,606		9,117
Net income	16,050		17,116
Less: Net income attributable to noncontrolling interests	2,786		2,958
Net income attributable to Bluegreen	$13,264		$14,158

(1)

Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business.  Legacy VOI sales do not include FBS sales, Secondary Market, or Just-In-Time sales under Bluegreen’s capital-light business strategy.

(2)

Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs, which excludes sales of third-party VOIs – commission basis (and not of system-wide sales of VOIs).

(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-based sales commission revenue are calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs).
(5)	Unless otherwise indicated.

Bluegreen Balance Sheet Highlights (in thousands):

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$186,120	$185,169
Notes receivable, net	410,904	424,267
Inventory of real estate	203,260	194,713
Lines-of credit, notes payable, and receivable-backed notes payable	503,600	502,465
Junior subordinated debentures	65,623	64,986
Total equity	287,883	271,835

The following tables present Bluegreen’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), as more fully described below, for the three months ended March 31, 2015 and 2014, as well as a reconciliation of EBITDA to net income(in thousands):

	For the Three Months Ended
	March 31, 2015	March 31, 2014
Net income - Woodbridge	$15,401	$16,484
Loss from Woodbridge parent only	(649)	(632)
Net income - Bluegreen	16,050	17,116
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(65)	(290)
Interest expense	9,440	11,050
Interest expense on Receivable-Backed Debt	(5,577)	(6,124)
Provision for Income and Franchise Taxes	8,677	9,190
Depreciation and Amortization	2,228	1,801
EBITDA	$30,753	$32,743

EBITDA is defined as earnings, or income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization. For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

We consider Bluegreen’s EBITDA to be an indicator of its operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

BBX Capital Corporation

BBX Capital is involved in the acquisition, ownership and management of, and investment in, real estate,  real estate development projects, and middle market operating businesses, in each case directly or indirectly through subsidiaries or joint ventures.   As of March 31, 2014 and 2015, BFC owned an approximately 51% equity interest and 74% voting interest in BBX Capital. As previously described, BFC currently holds an approximately 81% equity interest and 90% voting interest in BBX Capital as a result of the closing of the Tender Offer on April 30, 2015.

First Quarter 2015:

BBX Capital reported a net income of $0.9 million, or $0.06 per diluted share, for the quarter ended March 31, 2015, versus net income of $1.3 million, or $0.08 per diluted share, for the quarter ended March 31, 2014.

As of March 31, 2015, BBX Capital had total consolidated assets of $385.5 million, and shareholders’ equity of $312.2 million.  BBX Capital’s book value per share was $19.30 at March 31, 2015, versus $19.16 at March 31, 2014.

Overview and Highlights:

BBX Capital Selected Financial Data (Consolidated)

First Quarter, 2015 Compared to First Quarter, 2014

•	Total revenues of $21.7 million vs. $20.8 million
•	Net income attributable to BBX Capital of $1.0 million vs. Net income attributable to BBX Capital of $1.4 million
•	Diluted earnings per share of $0.06 vs. $0.08
•	Book value per share of $19.30 vs. $19.16
•	Total assets of $385.5 million vs. $416.9 million
•	BB&T Corporation’s preferred interest in Florida Asset Resolution Group, LLC (“FAR”) was $6.1 million vs. $54.5 million
•	Real estate holdings were $123.1 million vs. $141.9 million
•	Loans receivable were $26.6 million vs. $59.6 million
•	Loans held-for-sale were $32.1 million vs. $50.7 million

On May 6, 2015, BBX Capital paid in full and thereby redeemed BB&T Corporation’s preferred interest in FAR.  As a result, BBX Capital now owns 100% of FAR.

More complete and detailed information regarding BBX Capital and its financial results, business, operations and risks, is available in the BBX Capital’s earnings press release for the quarter ended March 31, 2015, and is attached hereto, BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and its BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2014, which is available to view on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

______________________________

For more detailed information regarding BFC and its financial results, business, operations and risks, please see BFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2014, which is available on the SEC's website, www.sec.gov and on BFC’s website, www.BFCFinancial.com.

______________________________

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include a 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation.  Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC. BFC owns a 54% equity interest in Woodbridge.  BBX Capital owns the remaining 46% equity interest in Woodbridge.  As of March 31, 2015, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $256.6 million, and total consolidated equity of approximately $454.3 million. BFC’s book value per share at March 31, 2015 was $3.08.

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation is a sales, marketing and resort management company, focused on the vacation ownership industry. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management services, financial services, and sales and marketing services on behalf of third parties.

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership, management of, and investments in, real estate, real estate development projects and middle market operating businesses.  In addition, BBX Capital owns a 46% equity interest in Woodbridge, which owns 100% of Bluegreen.   As of March 31, 2015, BBX Capital had total consolidated assets of $385.5 million, and shareholders’ equity of $312.2 million.  BBX Capital’s book value per share was $19.30 at March 31, 2015 versus $19.16 at March 31, 2014.

For further information, please visit our family of companies:

BFC Financial Corporation: www.BFCFinancial.com

Bluegreen Corp.: www.BluegreenVacations.com

BBX Capital: www.BBXCapital.com

BBX Sweet Holdings: www.BBXSweetHoldings.com

Renin Corp.: www.ReninCorp.com

RoboVault: www.RoboVault.com

BFC Financial Contact Info:

Investor Relations: Leo Hinkley, Managing Director, 954- 940-4994

Email: LHinkley@BFCFinancial.com

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

# # #

This press release contains forward-looking statements based largely on current expectations of BFC or its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this document are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on current expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties and other cautionary statements made herein.  The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.  This press release also contains information regarding the past performance of investments and operations, and the reader should note that prior or current performance is not a guarantee or indication of future performance. In addition, some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which our subsidiaries operate, including the vacation ownership industry in which Bluegreen operates, and the investment, development, and asset management and real estate-related industries in which BBX Capital operates, while other factors apply more specifically to BFC. Risks and uncertainties include, without limitation, the risks and uncertainties affecting BFC and its subsidiaries, and their respective results, operations, markets, products, services and business strategies, including with respect to BBX Capital, risks associated with its ability to successfully implement its currently anticipated plans and uncertainties regarding BBX Capital’s ability to generate earnings under its new business strategy; the performance of entities in which BFC and BBX Capital have made investments may not be profitable or their results as anticipated; BFC is dependent upon dividends from its subsidiaries to fund its operations; BFC’s subsidiaries may not be in a position to pay dividends or otherwise make a determination to pay dividends to its shareholders; dividend payments may be subject to certain restrictions, including restrictions contained in debt instruments; any payment of dividends by a subsidiary of BFC is subject to declaration by such subsidiary’s board of directors or managers (which, in the case of BBX Capital, is currently comprised of a majority of independent directors under the listing standards of the NYSE) as well as the boards of directors of both BBX Capital and BFC in the case of dividend payments by Woodbridge; and dividend decisions may not be made in BFC’s interests; the risks relating to BFC’s goal of transitioning into a business platform with diverse activities, including that such goal may not be achieved when anticipated or at all, the risk that BFC may not achieve growth through its operating businesses or real estate opportunities to the extent anticipated or at all, the risks relating to the monetization of BBX Capital’s legacy portfolio, the risk that the expected benefits to BFC from the Tender Offer may not be realized or maintained in the future, risks related to litigation and other legal proceedings involving BFC and its subsidiaries, including (i) the legal and other professional fees and other costs and expenses of such proceedings, as well as the impact of any finding of liability or damages on the financial condition and operating results of BFC or its subsidiaries and (ii) with respect to the adverse jury verdict in the action brought by the SEC against BBX Capital and its Chairman, who also serves as BFC’s Chairman, risks relating to civil fines, claims for reimbursement by insurers, and reputational risks and risks relating to the potential loss of the services of BFC’s Chairman; the risk that Bluegreen’s marketing expenses will continue to increase, particularly if Bluegreen’s marketing  efforts focus primarily on sales to new customers rather than sales to existing owners and if Bluegreen continues to utilize the new marketing program, that increased marketing efforts and/or expenses may not result in increased sales; the risk that if new customers are not sufficiently added to Bluegreen’s existing owner base, Bluegreen’s ability to continue to sell VOIs to existing owners will diminish over time; Bluegreen may not be successful in increasing or expanding its capital-light business activities because of changes in economic conditions or otherwise, and such fee-based service activities may not be profitable, which would have an adverse impact on its results of operations and financial condition, and the risk that the preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions, and any changes in estimates, judgments and assumptions used could have a material adverse impact on the financial condition and operating results of BFC or its subsidiaries. In addition, with respect to BBX Capital, the risks and uncertainties include risks relating to the real estate market and real estate development, including risks associated with obtaining zoning and entitlements, the risk that joint venture partners may not fulfill their obligations and the projects may not be developed as anticipated or be profitable, and pending contracts may not be completed on the terms provided in the contract or at all; risks relating to acquisitions of operating businesses, including integration risks, and the other risks and uncertainties described in BBX Capital’s earnings press release for the quarter ended March 31, 2015 and BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2014, which are available to view on the SEC's website, www.sec.gov, and on BBX Capital's website, www.BBXCapital.com. Reference is also made to the risks and uncertainties detailed in reports filed by BFC with the SEC, including the “Risk Factors” section of BFC’s Annual Report on Form 10-K for the year ended December 31, 2014,   which may be viewed on the SEC’s website at www.sec.gov and on BFC’s website at www.BFCFinancial.com.  BFC cautions that the foregoing factors are not exclusive.

The following supplemental table represents BFC’s Consolidated Statements of Financial Condition as of March 31, 2015 and December  31, 2014.

BFC Financial Corporation
Consolidated Statements of Financial Condition
(In thousands, except share data)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Cash and interest bearing deposits in banks ($2,738 in 2015 and $4,993 in 2014
held by variable interest entities ("VIEs"))	$253,158	279,437
Restricted cash ($41,172 in 2015 and $31,554 in 2014 held by VIEs)	73,029	54,620
Loans held for sale (held by VIEs)	32,072	35,423
Loans receivable, net of allowance for loan losses of $381 in 2015 and $977 in 2014
(including $18,740, net of $381 allowance in 2015 and $18,972, net of $977
allowance in 2014 held by VIEs)	26,582	26,844
Notes receivable, including net securitized notes held by VIEs of $301,430 in 2015
and $293,950 in 2014, net of allowance of $100,851 in 2015 and $102,566 in 2014	410,904	424,267
Inventory	219,185	209,893
Real Estate held for investment ($19,346 in 2015 and $19,156 in 2014 held by VIEs)	83,335	75,590
Real estate held for sale ($13,059 in 2015 and $13,745 in 2014 held by VIEs)	39,763	41,733
Investments in unconsolidated real estate joint ventures	15,807	16,065
Properties and equipment, net ($8,439 in 2015 and $8,350 in 2014 held by VIEs)	89,521	90,013
Goodwill and intangible assets, net	77,809	79,730
Other assets ($1,512 in 2015 and $1,017 in 2014 held by VIEs)	97,440	77,681
Total assets	$1,418,605	1,411,296

LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC (held by VIEs)	$6,132	12,348
Receivable-backed notes payable - recourse	61,780	92,129
Receivable-backed notes payable - non-recourse (held by VIEs)	360,824	320,275
Notes and mortgage notes payable and other borrowings	98,154	107,984
Junior subordinated debentures	150,675	150,038
Deferred income taxes	101,216	92,609
Shares subject to mandatory redemption	12,807	12,714
Other liabilities ($12,344 in 2015 and $12,602 in 2014 held by VIEs)	172,721	176,493
Total liabilities	$964,309	964,590

Equity:
Class A common stock of $.01 par value, authorized 150,000,000 shares;
issued and outstanding 73,282,734 in 2015 and 73,307,012 in 2014	$733	733
Class B common stock of $.01 par value, authorized 20,000,000 shares;
issued and outstanding 10,132,184 in 2015 and 10,168,105 in 2014	101	102
Additional paid-in capital	143,761	142,058
Accumulated earnings	111,546	109,660
Accumulated other comprehensive income	420	353
Total BFC Financial Corporation ("BFC") equity	256,561	252,906
Noncontrolling interests	197,735	193,800
Total equity	454,296	446,706
Total liabilities and equity	$1,418,605	1,411,296

The following supplemental table represents BFC’s Consolidating Statement of Operations for the three months ended March  31, 2015.

BFC Financial Corporation
Consolidating Statement of Operations - Unaudited
(In thousands)
	Bluegreen	BBX	Unallocated Amounts and Eliminations	Total
Revenues
Sales of VOIs	$53,182	-	-	53,182
Sales, other	-	19,535	-	19,535
Interest income	18,895	818	(147)	19,566
Fee-based sales commission	32,600	-	-	32,600
Other fee-based services revenue	23,753	-	-	23,753
Other revenue	-	1,356	(99)	1,257
Total revenues	128,430	21,709	(246)	149,893

Costs and Expenses
Cost of sales of VOIs	4,866	-	-	4,866
Cost of sales, other	-	13,835	-	13,835
Cost of other fee-based services	14,801	-	-	14,801
Interest expense	9,440	193	1,023	10,656
Recoveries from loan losses	-	(3,821)	-	(3,821)
Recoveries on asset	-	(1,063)	-	(1,063)
Selling, general and administrative expenses	75,558	17,184	5,040	97,782
Total costs and expenses	104,665	26,328	6,063	137,056

Equity in earnings (loss) from unconsolidated affiliates	-	5,499	(5,803)	(304)
Other income	891	-	357	1,248
Income (loss) from continuing operations before income taxes	24,656	880	(11,755)	13,781
Provision for income taxes	8,606	3	-	8,609
Net income (loss)	16,050	877	(11,755)	5,172
Less: Net income (loss) attributable to noncontrolling interests	2,786	(157)	657	3,286
Net income (loss) attributable to BFC	$13,264	1,034	(12,412)	1,886

The following supplemental table represents BFC’s Consolidating Statement of Operations for the three months ended March  31, 2014.

	BFC Financial Corporation
	Consolidating Statement of Operations - Unaudited
	(In thousands)
	Bluegreen	BBX	Unallocated Amounts and Eliminations	Total
Revenues
Sales of VOIs	$60,244	-	-	60,244
Sales, other	-	16,555	-	16,555
Interest income	20,636	1,776	(211)	22,201
Fee-based sales commission	27,115	-	-	27,115
Other fee-based services revenue	21,925	-	-	21,925
Other revenue	-	2,485	(115)	2,370
Total revenues	129,920	20,816	(326)	150,410

Costs and Expenses
Cost of sales of VOIs	7,048	-	-	7,048
Cost of sales, other	-	12,101	-	12,101
Cost of other fee-based services	13,551	-	-	13,551
Interest expense	11,050	827	800	12,677
Recoveries from loan losses	-	(1,248)	-	(1,248)
Asset impairments	-	1,319	-	1,319
Selling, general and administrative expenses	72,477	13,620	4,243	90,340
Total costs and expenses	104,126	26,619	5,043	135,788

Equity in earnings (loss) from unconsolidated affiliates	-	6,216	(6,222)	(6)
Other income	439	-	241	680
Income (loss) from continuing operations before income taxes	26,233	413	(11,350)	15,296
Provision (benefit) for income taxes	9,117	-	(363)	8,754
Net income (loss)	17,116	413	(10,987)	6,542
Less: Net income (loss) attributable to noncontrolling interests	2,958	(67)	515	3,406
Net income (loss) attributable to BFC	$14,158	480	(11,502)	3,136

-------

As previously described, BFC's principal holdings include a 81% ownership interest in BBX Capital Corporation.   Additional information regarding BBX Capital can be found in BBX Capital's earnings press release for the quarter ended March 31, 2015,  and is attached hereto, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and its Annual Report on Form 10-K for the year ended December 31, 2014, which are available to view on the SEC's website, www.sec.gov,  and on BBX Capital's website, www.BBXCapital.com.

BBX Capital Corporation Reports Financial Results

For the First Quarter, 2015

FORT LAUDERDALE, Florida – May 11, 2015 -- BBX Capital Corporation (“BBX Capital,” and/or the “Company”) (NYSE: BBX)  reported financial results for the three months ended March 31, 2015.

First Quarter 2015:

BBX Capital reported net income of $0.9 million, or $0.06 per diluted share, for the quarter ended March 31, 2015, versus net income of $1.3 million, or $0.08 per diluted share, for the quarter ended March 31, 2014.

As of March 31, 2015, BBX Capital had consolidated total assets of $385.5 million, and shareholders’ equity of $312.2 million.  BBX Capital’s book value per share was $19.30 at March 31, 2015, versus $19.16 at March 31, 2014.

BBX Capital’s Chairman and Chief Executive Officer, Mr. Alan B. Levan, commented, “We are pleased with the overall progress of our company during the quarter.  Our results reflect the pursuit of our broader goal of transitioning into a business with diverse cash flow streams and a focus on long term growth through our operating businesses and real estate opportunities, while monetizing our legacy portfolios.”

Overview and Highlights:

BBX Capital Selected Financial Data (Consolidated)

First Quarter, 2015 Compared to First Quarter, 2014

•	Total revenues of $21.7 million vs. $20.8 million
•	Net Income attributable to BBX Capital of $1.0 million vs. Net income attributable to BBX Capital of $1.4 million
•	Diluted earnings per share of $0.06 vs. $0.08
•	Book value per share of $19.30 vs. $19.16
•	Total assets of $385.5 million vs. $416.9 million
•	BB&T’s preferred interest in FAR was $6.1 million vs. $54.5 million
•	Real estate holdings were $123.1 million vs. $141.9 million
•	Loans receivable were $26.6 million vs. $59.6 million
•	Loans held-for-sale were $32.1 million vs. $50.7 million

As previously announced, on April 30, 2015, BFC Financial Corporation (“BFC”) (OTCQB: BFCF) completed a tender offer to purchase 4,771,221 shares of BBX Capital’s Class A Common Stock at a cash purchase price of $20.00 per share for an aggregate purchase price of approximately $95.4 million.  Prior to the tender offer, BFC owned approximately 51% of the issued and outstanding shares of BBX Capital’s Class A Common Stock and all of the issued and outstanding shares of BBX Capital’s Class B Common Stock. Collectively, those shares represented an approximate 51% equity interest and 74% voting interest in BBX Capital.  As a result of the tender offer, BFC now owns approximately 81% of the issued and outstanding shares of BBX Capital’s Class A Common Stock, which together with the shares of BBX Capital’s Class B Common Stock owned by BFC, represent an approximately 81% equity interest and 90% voting interest in BBX Capital.

---

The following provides financial and other information regarding our assets, including our real estate joint ventures, our BankAtlantic legacy portfolio of loans and foreclosed real estate, acquired operating businesses, and our investment in Bluegreen.

BBX Capital Real Estate

Real Estate Investments and Acquisitions

BankAtlantic Legacy Assets - Loans and Real Estate:

On May 6, 2015, BBX Capital repaid the remaining balance of $6.1 million of BB&T Corporation’s preferred membership interest in Florida Asset Resolution Group, LLC (“FAR”).  As a result, BBX Capital is now the sole owner of FAR, which held assets of approximately $94.8 million as of March 31, 2015.  FAR was formed in connection with the 2012 sale of BankAtlantic to BB&T when BankAtlantic contributed to FAR certain performing and non-performing loans, tax certificates and foreclosed real estate with a carrying value of approximately $346 million as of July 31, 2012 and $50 million of cash.  Upon consummation of the BB&T Transaction, BBX Capital transferred to BB&T Corporation a 95% preferred interest in the net cash flows of FAR which BB&T Corporation held until it had recovered an aggregate $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount.  As a result of the repayment of its preferred membership interest, BB&T Corporation’s interest in FAR has been fully redeemed, and FAR is now wholly-owned by the Company.  (Detailed information and financial tables relating to CAM and BBX Partner Loans, CAM and BBX Partners Real Estate, FAR LOANS, and FAR Real Estate are attached to this release.)

Recent Announcements by BBX Capital Real Estate:

On April 21, 2015, we announced that we had entered into contracts with a third party developer to sell two North Flagler properties located in West Palm Beach, Florida consisting of two land parcels: a 4.5 acre tract overlooking the Intracoastal Waterway in West Palm Beach, Florida owned by a joint venture in which we own a significant majority interest and a 2.7 acre parcel owned by the Company.  The contracts are subject to due diligence of the buyer who may terminate the contracts at any time prior to May 11, 2015 without any financial obligation to the joint venture or the Company.

On April 28, 2015, we announced that our joint venture with CC Homes, a Codina-Carr Company, had received an additional $34.8 million in funding from Florida Community Bank to begin development of the Bonterra community in Hialeah, Florida, located in Miami-Dade County.  Florida Community Bank has provided the joint venture with a construction and acquisition loan that now totals approximately $43 million to develop the property.  More complete and detailed information regarding the BBX Capital Real Estate joint venture with CC Homes, a Codina-Carr Company, as well as the Bonterra master-planned community, is provided in the Appendix which is attached to this release.

_____________________________________

BBX Capital Partners

Investments and Acquisitions of Operating Companies during the Quarter

BBX Sweet Holdings:

In April 2015, BBX Sweet Holdings, a wholly-owned subsidiary of BBX Capital, acquired the assets of Kencraft Confections, headquartered in American Fork, just outside of Salt Lake City, Utah.  More complete and detailed information regarding Kencraft Confections is provided in the Appendix which is attached to this release.

More complete and detailed information regarding the holdings under BBX Capital Partners and BBX Sweet Holdings is provided in the Appendix which is available to view at the end of this release.

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Bluegreen Corporation

Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry.  As previously indicated, Bluegreen is a wholly owned subsidiary of Woodbridge (“Woodbridge”).    BBX Capital owns a 46% interest in Woodbridge Holdings, LLC and BFC Financial Corporation (“BFC”), BBX Capital’s parent company, owns the remaining 54% of Woodbridge.  Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

For the quarter ended March 31, 2015, net income attributable to Woodbridge was $12.6 million, of which $13.3 million related to the operations of Bluegreen.  BBX Capital recognized 46% of the net income attributable to Woodbridge, or $5.8 million, for the quarter ended March 31, 2015.

Bluegreen Selected Financial Data

First Quarter, 2015 Compared to First Quarter, 2014

•	System-wide sales of Vacation Ownership Interests ("VOIs") were $109.2 million vs. $109.9 million
•	Included in the above were sales of VOIs under Bluegreen's "capital-light" business strategy(1), which were $64.4 million vs. $66.8 million
•	Other fee-based services profits rose 6% to $11.3 million from $10.7 million
•	Net income was $16.1 million vs. $17.1 million
•	EBITDA was $30.8 million vs. $32.7 million (2)

(1)

Bluegreen’s sales of VOIs under its capital-light business strategy include sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs and refers to this as "Just in Time" arrangements. Bluegreen also acquires VOI inventory from resorts' property owner associations ("POAs") and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as "Secondary Market Sales".

(2)	See the supplemental tables included in this release for a reconciliation of EBITDA to net income.

Bluegreen Summary for the First Quarter, 2015

System-wide sales of VOIs include all sales of VOIs, regardless of whether Bluegreen or a third-party owned the VOI immediately prior to the sale.  The sales of third-party owned VOIs are transacted as sales of timeshare interests in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory.  System-wide sales of VOIs were $109.2 million and $109.9 million during the 2015 first quarter and the 2014 first quarter, respectively.

Included in system-wide sales are Fee-Based sales, Just-In-Time sales, Secondary Market sales and legacy sales.  Fee-Based sales, Just-in-Time sales and Secondary Market sales are included in Bluegreen’s “capital-light” business model.  Bluegreen determines which VOIs are sold based on several factors, including the requirements of Fee-Based sales clients, debt service requirements and default resale requirements under term securitization and similar transactions.  In addition, Bluegreen accounts for equity trade allowances granted to consumers by deducting them from the specific sale on which the allowance was granted.  These factors can cause fluctuations in the amount of net sales by category from period to period. Sales by category are tracked based on which deeded VOI is conveyed in each transaction.  Capital light sales represented 59% of Bluegreen’s system-wide sales in the 2015 first quarter.

Selling and marketing expenses were 52% of system-wide sales during the 2015 first quarter as compared to 48% during the 2014 fourth quarter.  The increase in selling and marketing expenses during the first quarter of 2015 compared to the first quarter of 2014 was a result of Bluegreen’s focus on increasing marketing efforts to new prospects as opposed to existing owners, which resulted in higher costs per tour from new and expanding marketing channels.  Sales to existing owners generally involve lower marketing expenses than sales to new prospects; however, a new program which contributed to owner sales has a slightly higher cost per tour as compared to historical owner sales tours.  Bluegreen expects to continue to increase its focus on sales to new prospects as well as the new program for owner sales and, as a result, sales and marketing expenses generally and as a percentage of sales may increase.

Other Fee-Based Services pre-tax profits, which are primarily generated from providing resort and club management services as well as title services, increased 6% to $11.3 million from $10.7 million.  As of March 31, 2015 and 2014, Bluegreen managed 48 and 47 timeshare resort properties and hotels, respectively.

As a result of the above, Bluegreen’s net income was $16.1 million in the 2015 first quarter as compared to $17.1 million in the 2014 first quarter.

In the 2015 first quarter Bluegreen completed a securitization involving the issuance of $117.8 million of investment-grade rated securities. The issuance was completed through BXG Receivables Note Trust 2015-A and was comprised of $89.4 million of A rated vacation ownership loan backed notes and $28.4 million of BBB-/BBB rated vacation ownership loan backed notes. The notes have interest rates of 2.88% and 3.47% respectively, for an overall weighted average interest rate of 3.02%. The gross advance rate for this transaction was 94.25%.  A portion of the proceeds received to date from the securitization were used to repay balances outstanding under certain of Bluegreen’s receivable-backed notes payable, with the remaining proceeds expected to be used for general corporate purposes.

Please see the supplemental tables included in this release for detailed information on Bluegreen’s System-wide sales of VOIs and a reconciliation of Net income to EBITDA.

_____________________________________

Financial data for BBX Capital Corporation, Woodbridge Holdings, LLC and Bluegreen Corporation is provided in the supplemental financial tables included in this release.

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More complete and detailed information regarding BBX Capital and its financial results, business, operations and risks, is available in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and its Annual Report on Form 10-K for the year ended

December 31, 2014, which are available to view on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

For more detailed information regarding Bluegreen and its financial results, business, operations and risks, please see BFC’s financial results press release for the quarter ended March 31, 2015, BFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2014, which are available on the SEC's website, www.sec.gov and/or BFC’s website, www.BFCFinancial.com.

 _____________________________

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.  In addition, BBX Capital and its controlling shareholder, BFC Financial Corporation (OTCQB: BFCF), have a 46% and 54% respective ownership interest in Bluegreen Corporation.  As a result of their ownership interests, BBX Capital and BFC together own 100% of Bluegreen.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide.  As of March 31, 2015, BBX Capital had total consolidated assets of $385.5 million, shareholders' equity attributable to BBX Capital of approximately $312.2 million, and total consolidated equity of approximately $313.5 million.  BBX Capital’s book value per share at March 31, 2015 was $19.30.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corp.: www.BluegreenVacations.com

BBX Sweet Holdings: www.BBXSweetHoldings.com

Renin Corp.: www.ReninCorp.com

RoboVault: www.RoboVault.com

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital Contact Info:

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

Investor Relations: Leo Hinkley, Managing Director, 954- 940-5300

Email: LHinkley@BBXCapital.com

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include a 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation.  BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen.  BBX Capital owns the remaining 46% equity interest in Woodbridge.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide.  As of March 31, 2015, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $256.6 million, and total consolidated equity of approximately $454.3 million. BFC’s book value per share at March 31, 2015 was $3.08.

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (“Bluegreen Vacations”) is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.BluegreenVacations.com.

# # #

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its assets, including the impact of decreases in real estate values or high unemployment rates on our business generally, the value of our assets, the ability of our borrowers to service their obligations and the value of collateral securing our loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the impact of and expenses associated with litigation including but not limited to litigation brought by the SEC and the risks associated with the adverse verdict in that matter, including the risks relating to the financial fine, a claim for reimbursement of insurance coverage advances, the risk of loss of Mr. Levan’s services as CEO and reputational risk; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities; the risk that the assets retained by the Company in CAM and FAR may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of our assets for impairment. In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its currently anticipated business plans, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses may not achieve the returns anticipated or may not be profitable, including its acquisition of Renin Corp., and its acquisitions by BBX Sweet Holdings in the candy and confections industry.  The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets or expose us to risks associated with real estate development activities, including risks associated with obtaining zoning and entitlements, the risk that our joint venture partners may not fulfill their obligations, and the risk that the projects will not be developed as anticipated or be profitable.  Additionally, pending contracts to sell real estate entered into by the Company or its joint ventures may not be completed on the terms provided in the contract, or at all.  The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks of Bluegreen’s business and its ability to pay dividends to Woodbridge, and risks inherent in the time-share industry, which risks are identified in BFC’s Annual Report on Form 10-K filed on March 16, 2015 with the SEC and available on the SEC’s website, www.sec.gov.  BBX Sweet Holdings acquisitions and the Company’s acquisition of Renin Corp. exposes us to the risks of their respective businesses, which includes the amount and terms of indebtedness associated with the acquisitions which may impact our financial condition and results of operations and limit our activities; the failure of the companies to meet financial covenants and that BBX Capital may be required to make further capital contributions or advances to the acquired companies; as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, and that the Company may not realize any anticipated benefits or profits from the transactions. Further, Renin’s operations expose us to foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound.  Past performance and perceived trends may not be indicative of future results.  In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, which are available in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and its Annual Report on Form 10-K for the year ended December 31, 2014, which may be viewed on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.  BBX Capital cautions that the foregoing factors are not exclusive.

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION-UNAUDITED

	March 31,	December 31,
(In thousands, except share data)	2015	2014
ASSETS
Cash and interest bearing deposits in banks ($2,738 and $4,993 in Variable Interest Entities ("VIEs"))	$39,952	58,819
Restricted cash and time deposits at financial institutions ($250 and $0 in VIEs)	2,645	-
Loans held-for-sale ($32,072 and $35,423 in VIEs)	32,072	35,423
Loans receivable, net of allowance for loan losses of $381 and $977 ($18,740 and $18,972, net of allowance of $381 and $977 in VIEs)	26,582	26,844
Trade receivables, net of allowance for bad debts of $101 and $148	12,264	13,416
Real estate held-for-investment ($19,346 and $19,156 in VIEs)	83,335	75,590
Real estate held-for-sale ($13,059 and $13,745 in VIEs)	39,763	41,733
Investment in unconsolidated real estate joint ventures	15,807	16,065
Investment in Woodbridge Holdings, LLC	78,829	73,026
Properties and equipment, net ($8,439 and $8,350 in VIEs)	17,542	17,679
Inventories	15,228	14,505
Goodwill and other intangible assets, net	15,660	15,817
Other assets ($1,512 and $1,017 in VIEs)	5,848	4,019
Total assets	$385,527	392,936
LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC ($6,132 and $12,348 in VIEs)	$6,132	12,348
Notes payable to related parties	11,750	11,750
Notes payable	17,158	17,923
Principal and interest advances on residential loans ($11,364 and $11,171 in VIEs)	11,364	11,171
Other liabilities ($980 and $1,431 in VIEs)	25,604	28,464
Total liabilities	72,008	81,656

Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Class A common stock, $.01 par value, authorized 25,000,000
shares; issued and outstanding 15,977,322 and 15,977,322 shares	160	160
Class B common stock, $.01 par value, authorized 1,800,000
shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	349,168	347,937
Accumulated deficit	(37,362)	(38,396)
Accumulated other comprehensive income	191	85
Total BBX Capital Corporation shareholders' equity	312,159	309,788
Noncontrolling interest	1,360	1,492
Total equity	313,519	311,280
Total liabilities and equity	$385,527	392,936

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	For the Three Months
	Ended March 31,
(In thousands, except share and per share data)	2015	2014
Revenues:
Trade sales	$19,535	16,555
Interest income	818	1,776
Net gains (losses) on the sales of assets	2	(49)
Income from real estate operations	926	1,493
Other	428	1,041
Total revenues	21,709	20,816
Costs and expenses:
Cost of goods sold	13,835	12,101
BB&T's priority return in FAR distributions	54	331
Interest expense	139	496
Real estate operating expenses	1,180	1,553
Selling, general and administrative expenses	15,535	10,882
Total costs and expenses	30,743	25,363
Equity earnings in Woodbridge Holdings, LLC	5,803	6,222
Equity losses in unconsolidated real estate joint ventures	(304)	(6)
Foreign currency exchange loss	(469)	(307)
Recoveries from loan losses	3,821	1,248
Asset recoveries (impairments), net	1,063	(1,319)
Income before income taxes	880	1,291
Provision for income taxes	3	-
Net income	877	1,291
Less: net loss attributable to non-controlling interest	157	67
Net income attributable to BBX Capital Corporation	$1,034	1,358
Basic earnings per share	$0.06	0.08
Diluted earnings per share	$0.06	0.08
Basic weighted average number of common
shares outstanding	16,172,389	15,985,772
Diluted weighted average number of common and
common equivalent shares outstanding	16,725,344	16,698,628

CAM and BBX Partners Loans: The composition of the BBX reportable segment’s legacy loans was (in thousands):

	As of March 31, 2015			As of December 31, 2014
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$-	-	-	-	-
Non-accruing	2	3,043	1,308	2	3,061	1,326
Commercial real estate:
Accruing	1	2,101	2,101	1	2,112	2,112
Non-accruing	2	12,944	4,433	2	12,944	4,433
Total loans held-for-investment	5	$18,088	7,842	5	18,117	7,871

CAM and BBX Partners Real Estate:    The composition of the BBX reportable segment’s legacy real estate was (in thousands):

	As of March 31, 2015		As of December 31, 2014
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	20	$64,043	16	56,461
Rental properties	-	-	-	-
Other	1	789	1	789
Total real estate held-for-investment	21	64,832	17	57,250

Real estate held-for-sale:
Land	12	$26,381	12	27,661
Rental properties	-	-	-	-
Residential single-family	2	322	2	327
Total real estate held-for-sale	14	$26,703	14	27,988

FAR Loans: The composition of FAR’s legacy loans was (in thousands):

	As of March 31, 2015			As of December 31, 2014
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$-	-	-	-	-
Non-accruing	-	-	-	-	-	-
Commercial real estate:
Accruing	4	7,529	7,504	4	7,613	7,613
Non-accruing	4	13,522	10,031	5	17,601	10,031
Consumer
Accruing	2	89	89	3	316	316
Non-accruing	14	2,352	1,497	31	3,552	1,990
Residential:
Accruing	-	-	-	-	-	-
Non-accruing	-	-	-	-	-	-
Total loans held-for-investment	24	$23,492	19,121	43	29,082	19,950
Loans held-for-sale:
Commercial real estate
Accruing	-	$-	-	-	-	-
Non-accruing	-	-	-	-	-	-
Consumer
Accruing	48	4,178	1,950	48	4,204	1,854
Non-accruing	6	1,132	518	7	1,172	497
Residential
Accruing	12	2,065	2,017	11	1,921	1,854
Non-accruing	112	23,992	22,317	125	41,411	25,478
Small business
Accruing	32	5,878	4,248	34	6,208	4,486
Non-accruing	5	1,459	1,022	7	1,971	1,254
Total loans held-for-sale	215	$38,704	32,072	232	56,887	35,423

FAR Real Estate: The composition of FAR’s foreclosed real estate was (in thousands):

	As of March 31, 2015		As of December 31, 2014
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	2	$3,895	2	3,895
Rental properties	2	14,374	2	14,445
Other	1	234	-	-
Total real estate held-for-investment	5	$18,503	4	18,340

Real estate held-for-sale:
Land	6	$5,165	6	5,844
Rental properties	1	1,748	1	1,748
Residential single-family	18	5,798	12	4,058
Other	12	349	13	2,095
Total real estate held-for-sale	37	$13,060	32	13,745

Bluegreen Corporation

Supplemental Financial Information – Unaudited

(Dollars in thousands)

	For the Three Months Ended March 31,
	2015		2014
	Amount	% of System-wide sales of VOIs, net(5)	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$44,881	41%	$43,087	39%
VOI sales-secondary market program	11,054	10%	13,664	13%
Sales of third-party VOIs-commission basis	48,965	45%	42,092	38%
Sales of third-party VOIs-just-in-time basis	4,331	4%	11,022	10%
System-wide sales of VOIs, net	109,231	100%	109,865	100%
Less: Sales of third-party VOIs-commission basis	(48,965)	-45%	(42,092)	-38%
Gross sales of VOIs	60,266	55%	67,773	62%
Estimated uncollectible VOI notes receivable (2)	(7,084)	-12%	(7,529)	-11%
Sales of VOIs	53,182	49%	60,244	55%
Cost of VOIs sold (3)	(4,866)	-9%	(7,048)	-12%
Gross profit (3)	48,316	91%	53,196	88%
Fee-based sales commission revenue (4)	32,600	67%	27,115	64%
Other fee-based services revenue	23,753	22%	21,925	20%
Cost of other fee-based services	(12,451)	-11%	(11,233)	-10%
Net carrying cost of VOI inventory	(2,350)	-2%	(2,318)	-2%
Selling and marketing expenses	(56,660)	-52%	(52,559)	-48%
General and administrative expenses	(18,898)	-17%	(19,918)	-18%
Net interest spread	9,455	9%	9,586	9%
Operating profit	23,765	22%	25,794	23%
Other income	891		439
Income before income taxes	24,656		26,233
Less: Provision for income taxes	8,606		9,117
Net income	16,050		17,116
Less: Net income attributable to noncontrolling interests	2,786		2,958
Net income attributable to Bluegreen	$13,264		$14,158

(1)

 Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business. Legacy VOI sales do not include Secondary Market sales, Fee-Based Sales, or Just-In-Time basis VOI sales under Bluegreen’s capital-light business strategy.

(2)

 Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs which excludes sales of third-party VOIs – commission basis (and not of system-wide sales of VOIs).

(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-based sales commission revenue are calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs).
(5)	Unless otherwise indicated.

	BBX Capital Equity Earnings in Woodbridge- Unaudited
	For the Three Months Ended
	March 31,
(Dollars in thousands)	2015	2014
Net income attributable to Bluegreen	$13,264	14,158
Woodbridge parent only net loss	(649)	(632)
Net income attributable to Woodbridge	12,615	13,526
BBX Capital interest in Woodbridge	46%	46%
BBX Capital earnings in Woodbridge	$5,803	6,222

The following tables present Bluegreen’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), as more fully described below, for the three months ended March 31, 2015 and 2014, as well as a reconciliation of EBITDA to net income (in thousands):

	For the Three Months Ended
	March 31, 2015	March 31, 2014
Net income - Woodbridge	$15,401	$16,484
Loss from Woodbridge parent only	(649)	(632)
Net income - Bluegreen	16,050	17,116
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(65)	(290)
Interest expense	9,440	11,050
Interest expense on Receivable-Backed Debt	(5,577)	(6,124)
Provision for Income and Franchise Taxes	8,677	9,190
Depreciation and Amortization	2,228	1,801
EBITDA	$30,753	$32,743

EBITDA is defined as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization. For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

We consider Bluegreen’s EBITDA to be an indicator of its operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Woodbridge Holdings, LLC
Consolidated Statement of Financial Condition - Unaudited
(In thousands)

	As of March 31, 2015			As of December 31, 2014
			Consolidated		Woodbridge	Consolidated
	Bluegreen	Woodbridge	Woodbridge	Bluegreen	Parent only	Woodbridge
ASSETS
Cash and cash equivalents	$186,120	123	186,243	185,169	638	185,807
Restricted cash	70,384	-	70,384	54,620	-	54,620
Notes receivable	410,904	-	410,904	424,267	-	424,267
Inventory	203,260	-	203,260	194,713	-	194,713
Properties and equipment, net	71,968	-	71,968	72,319	-	72,319
Intangible assets, net	62,149	-	62,149	63,913	-	63,913
Other assets	70,385	14,387	84,772	50,497	14,411	64,908
Total assets	$1,075,170	14,510	1,089,680	1,045,498	15,049	1,060,547

LIABILITIES AND EQUITY
Liabilities:
AP and other liabilities	92,578	768	93,346	88,546	658	89,204
Deferred income	24,270	-	24,270	25,057	-	25,057
Deferred income taxes	101,216	-	101,216	92,609	-	92,609
Receivable-backed notes payable - recourse	61,780	-	61,780	92,129	-	92,129
Receivable-backed notes payable - non-recourse	360,824	-	360,824	320,275	-	320,275
Notes and mortgage notes payable and other borrowings	80,996	-	80,996	90,061	-	90,061
Junior subordinated debentures	65,623	85,052	150,675	64,986	85,052	150,038
Total liabilities	787,287	85,820	873,107	773,663	85,710	859,373
Equity:
Total Woodbridge equity	241,845	(71,310)	170,535	228,583	(70,661)	157,922
Noncontrolling interests	46,038	-	46,038	43,252	-	43,252
Total equity	287,883	(71,310)	216,573	271,835	(70,661)	201,174
Total liabilities and equity	$1,075,170	14,510	1,089,680	1,045,498	15,049	1,060,547

Appendix:

BBX Capital Corporation and Subsidiaries

BBX Capital Real Estate: Real Estate Investments and Acquisitions

Our real estate activities, including the BankAtlantic legacy loan and foreclosed real estate portfolios, fall under the umbrella of our BBX Capital Real Estate Division.  As previously announced, we are liquidating some legacy real estate and loans while holding and managing others for capital appreciation and development.  We are also pursuing new real estate development opportunities unrelated to the legacy portfolios.

We are currently actively engaged in real estate development and operating activities involving real estate obtained through foreclosure and real estate purchased from third parties, including land entitlement activities, property renovations, asset management, and pursuing joint venture opportunities involving the contribution of these properties and/or cash investments in joint ventures with third party development partners.

The following are rental operating properties held by FAR:

Villa San Michele:  In January 2014, FAR acquired an 82-unit, 272 bed student housing project located in Tallahassee, Florida, through a contractual settlement with the borrower.  Built in 2008, Villa San Michele is located in southwest Tallahassee near Tallahassee Community College.  The project includes a mix of 3 bedroom and 4 bedroom 2-story townhomes, as well as a 10.6 acre parcel of vacant land.  FAR has engaged a property management company specializing in student housing to manage the day to day operations and leasing of the property.  Various common area improvements are planned for 2015, with the objective of repositioning the property and increasing occupancy.  Villa San Michele had a carrying value of $6.1 million as of March 31, 2015.  (Villa San Michele is included in the FAR Real Estate table.)

Eagle’s Point:  In September 2013, FAR acquired a 168-unit, 336 bed student housing project located adjacent to Tallahassee Community College in Tallahassee, Florida, through a contractual settlement with the borrower.  The residential units at Eagle’s Point consist of 2-story, 2 bedroom townhomes and 16 apartment units (32 beds).  The 16 apartment units are uninhabitable due to extensive damage that occurred before FAR acquired the property. A property improvement plan is in place for 2015, which includes unit renovations, repairs to offline units, as well as selected upgrades to common areas.  The unit renovations commenced during the first quarter of 2015.  FAR has engaged a property management company specializing in student housing to manage the day to day operations and leasing of the property.   Eagle’s Point had a carrying value of $8.3 million as of March 31, 2015.  (Eagle’s Point is included in the FAR Real Estate table.)

RoboVault: In April 2013, FAR acquired through foreclosure, RoboVault, a 155,000 square foot high-tech, robotic self-storage facility, featuring climate controlled, and high security storage.  Located in Fort Lauderdale, Florida, RoboVault offers its clients museum quality storage for business, forensic property, and personal prized possessions, including art, wine collections, cars, gems, antiques, important documents and files, and other collectibles.  RoboVault’s additional services include crating, handling, moving, and shipping and storage services for its clients throughout the United States and Europe.  Built in 2009, the facility is wind resistant up to 200 mph (a category 5 hurricane), stores items 30 feet above sea level, uses a biometric robotic transfer system, and offers 24 hour - 7 day access.   RoboVault had a carrying value of $8.4 million as of March 31, 2015.  (RoboVault is included in “properties and equipment” in the Company’s Consolidated Statement of Financial Condition.)

The following is a summary of BBX Capital Real Estate investments and joint ventures in real estate:

Altis at Lakeline: During the fourth quarter of 2014, BBX Capital Real Estate invested $5.0 million in a planned multi-family development by Altman Development (“Altman”) – Altis at Lakeline.  Located on an approximate 23 acre parcel in the northwest area of Austin, Texas, Altis at Lakeline is planned for 19, two and three story, residential apartment buildings with 354-unit apartment homes, 38 enclosed garages, and a clubhouse.  Altis at Lakeline, a gated community, is planned to feature a mix of studio, one, two and three bedroom apartment homes.  The community is also planned to include a private resort style 5,500 square foot clubhouse.  Other planned amenities include a pool and spa, an outdoor activities pavilion with a sports bar and full demonstration kitchen, a full circuit fitness center, and kids’ play ‘n study area.  After all investors receive a preferred return of 9% and all contributed capital is returned, the Company is entitled to receive 26.3% of any venture distributions until an 18% internal rate of return has been attained and thereafter the Company will be entitled to receive 18.8% of any venture distributions.

Bonterra - CC Homes: During the third quarter of 2014, the Company entered into a joint venture agreement with CC Homes- a Codina-Carr Company, to develop approximately 394 single-family homes in a portion of the newly proposed Bonterra Communities (formerly called the Hialeah Communities) in Hialeah, Florida.  CC Homes serves as the developer and manager of the joint venture.    The Company transferred approximately 50 acres of land at an agreed upon value of approximately $15.6 million subject to an $8.3 million mortgage which was assumed by the joint venture.  In exchange, BBX Capital received its joint venture interest and $2.2 million of cash.  Anticipated project profits resulting from the joint venture will be distributed to CC Homes and BBX Capital on a 55% and 45% basis, respectively.  Any necessary additional capital for the joint venture is required to be contributed by CC Homes and the Company on a 43% and 57% basis, respectively. The project is in the final stages of planning and is subject to receipt of required government approvals.  Construction is anticipated to commence in the second half of 2015.

Bayview:  In June 2014, the Company entered into a joint venture agreement with an affiliate of Procacci Development Corporation.  The joint venture acquired for $8.0 million approximately three acres of real estate located at Bayview Drive and Sunrise Boulevard in Fort Lauderdale, Florida.  The new joint venture entity, Sunrise and Bayview Partners, LLC, is a 50% - 50% joint venture between the Company and an affiliate of Procacci Development.  The property is currently improved with an approximate 84,000 square foot office building along with a convenience store and gas station, and located minutes from the Fort Lauderdale beaches and directly across from the Galleria at Ft. Lauderdale.  The office building has low occupancy with short term leases.  The convenience store’s lease ends in March 2017 with a five year extension option.  We anticipate the property will be redeveloped into a mixed-use project at some point in the future.

Village at Victoria Park:  Village at Victoria Park consists of approximately 2 acres of vacant land previously owned by the Company that is located near downtown Fort Lauderdale, Florida.  In December 2013, the Company entered into a joint venture agreement with New Urban Communities to develop the project as 30 single-family homes.  The project is a 50% - 50% joint venture, with New Urban Communities serving as the developer and manager.  In April 2014, the joint venture executed an acquisition, development and construction loan with a financial institution and the Company and New Urban Communities each contributed an additional $692,000 to the joint venture as a capital contribution.  The joint venture purchased the vacant land from the Company for $3.6 million consisting of $1.8 million in cash (less $0.2 million in selling expenses) and a $1.6 million promissory note.  The $1.6 million promissory note is secured by a junior lien on the vacant land and future improvements and subordinated to the acquisition, development and construction loan.  The project commenced construction and sales during the third quarter of 2014.  Closings are projected to begin during the fourth quarter of 2015.

Kendall Commons:    In March 2013, the Company sold land to Altman, a third party real estate developer, for net proceeds of $8.0 million.  Altman is developing a multifamily rental community comprised of 12 three-story apartment buildings, one mixed-use building and one clubhouse totaling 321 apartment units.  The Company has invested $1.3 million of cash in the project as one of a number of investors.  The first five buildings have been completed with the balance of the buildings expected to be completed in 2015.  After all members (including the Company) receive a preferred return of 10% and all contributed capital is returned, the Company is entitled to receive 13% of venture distributions until a 15% internal rate of return has been attained and thereafter the Company will be entitled to receive 9.75% of any venture distributions.

PGA Design Center Holdings, LLC:  In December 2013, the Company purchased for $6.1 million a commercial property in Palm Beach Gardens, Florida, with three existing buildings consisting of 145,000 square feet of mainly furniture retail space.  The property, which is located in a larger mixed use property now known as PGA Place, was substantially vacant at the date of acquisition.  Subsequent to the acquisition of the property, the Company entered into a joint venture with Stiles Development which acquired a 60% interest in the joint venture for $2.9 million in cash.  The Company contributed the property (excluding certain residential development entitlements having an estimated value of $1.2 million) to the joint venture in exchange for $2.9 million in cash and the remaining 40% interest in the joint venture.  The Company transferred the retained residential development entitlements to adjacent parcels owned by it in PGA Place. (Please see below for a discussion of the other parcels owned by the Company in PGA Place).  The joint venture intends to seek governmental approvals to change the use of a portion of the property from retail to office and subsequently sell or lease the property.  The joint venture has entered into two separate contracts to sell an 80,000 square foot building and a 20,000 square foot building, subject to receiving the necessary entitlements and the potential purchasers’ due diligence.

The following development projects involve real estate held-for investment, and are currently in the planning and/or construction stages.

Bonterra Communities:  Bonterra Communities (formerly called Hialeah Communities) is a proposed master-planned community anticipated to be built on an approximate 128 acres of land. Once completed, Bonterra Communities is planned to have approximately 1,171 single-family homes, villas, town homes, and apartments, along with amenities including a clubhouse, fitness center, resort pool, parks, and a 15 acre lake.  The Bonterra community site is currently in the final stages of master-planning and our plans continue to be subject to receipt of required governmental approvals.  It is anticipated that the community will be divided into three parcels, which include:

1.

As discussed in the Bonterra - CC Homes joint venture discussion above, an approximate 59 acre parcel to be developed with approximately 394 single-family homes by a joint venture between BBX Capital and CC Homes- a Codina-Carr Company.

2.

An approximate 14 acre parcel owned by BBX Capital, with a carrying value of $5.3 million as of March 31, 2015, to be developed with approximately 314 rental apartment units.  BBX Capital Real Estate is currently seeking required entitlements and plans to partner with a third party developer to develop this parcel.

3.

An approximate 55 acre parcel owned by BBX Capital, with a carrying value of $17.1 million as of March 31, 2015, to be developed with approximately 463 additional single-family homes, villas and townhomes.  The Company has a contract to sell this parcel, subject to the receipt of entitlements currently being sought by the purchaser and due diligence.

North Flagler (JRG/BBX Development, LLC): In October 2013, the Company entered into a joint venture with JRG USA pursuant to which JRG USA assigned to the joint venture a contract to purchase for $10.8 million a 4.5 acre parcel overlooking the Intracoastal Waterway in West Palm Beach, Florida and the Company invested $0.5 million of cash.  During 2015, the zoning district surrounding this property was changed to permit up to 15 stories in building height from 4 stories in building height.  The Company believes this change in the height restrictions will significantly increase the value of the joint venture’s 4.5 acre parcel based on the expectation that the City of West Palm Beach will allow the same increased building height on the joint venture’s 4.5 acre parcel.  The Company is entitled to receive 80% of any joint venture distributions until it recovers its capital investment and thereafter will be entitled to receive 70% of any joint venture distributions.

The Company also owns a 2.7 acre parcel located adjacent to the 4.5 acre parcel which is the subject of the contract held by the North Flagler joint venture with JRG USA.  The 2.7 acre parcel was acquired by the Company through foreclosure and had a carrying value of $3.2 million as of March 31, 2015.  We believe that the fair value of this parcel increased as a result of the municipality’s approval of the zoning changes referenced in the preceding paragraph which apply to this parcel.

Gardens at Millenia:  Gardens at Millenia consists of approximately 86 acres of land, including a 47 acre lake, located near the Mall at Millenia in a commercial center in Orlando, Florida with a carrying value of $16.5 million as of March 31, 2015.  The Company completed permitting and is currently developing the property to reclaim approximately 15 acres of the lake as additional developable property for a total of 54 developable acres.  The proposed plans for the 54 developable acres include a 460,000 square foot retail shopping center with multiple big-box and in-line tenants as well as two outparcel retail pads.  An agreement to sell a portion of the land to a big-box retailer was entered into but remains subject to the buyer’s due diligence.  The Company is finalizing negotiations with a potential retail joint venture partner to develop approximately 13.4 acres of the site.  Current plans for approximately 11.8 acres of this site include nine retail apartment buildings totaling approximately 292 units, a clubhouse, lakeside pavilion, lakeside running trail, and a dog park. The Company is negotiating with a potential joint venture partner to develop the 11.8 acre parcel.

PGA Place:  In the fourth quarter of 2014, the Company sold the 33,000 square foot office building it owned in PGA Place for $6.6 million.  The Company continues to own land located in the newly named PGA Place, in the city of Palm Beach Gardens, Florida, with carrying values aggregating $8.3 million as of March 31, 2015.  The property held by the PGA Design Center Holdings joint venture described above is adjacent to this property.  We believe this property presents a variety of development opportunities, some of which are currently in the planning stages and remain subject to receipt of government approvals. The Company is currently seeking governmental approvals for a 126 room limited-service suite hotel, a 5,000 square foot freestanding restaurant and approximately 180,000 square feet of office buildings on vacant tracts of land.

_____________________________

BBX Capital Partners: Investments and Acquisitions of Operating Companies

BBX Capital, through its BBX Capital Partners Division, is actively engaged in investments in operating companies.  Our goal at BBX Capital is to diversify our assets so that a meaningful percentage of our assets and income will be derived from operating businesses.  It is our objective that the investments and acquisitions sourced by BBX Capital Partners will diversify our overall company risk profile and contribute consistent cash flows and earnings over time.  In addition to the Company’s investment in Bluegreen Corporation, the following is a summary of the Company’s additional acquisitions of and investments in operating businesses.

Renin Holdings:  In October 2013, Renin Holdings, LLC (“Renin”), a joint venture entity owned 81% by BBX Capital and 19% by BFC, acquired substantially all of the assets and certain liabilities of Renin Corp.  Renin manufactures and sells interior and closet doors, wall décor, associated systems and hardware and fabricated glass products through a portfolio of brand name and private label offerings including Erias, DSH, Acme, KingStar, TRUporte, Ramtrack and JJ Home Products.  With facilities in Canada, the U.S. and the United Kingdom, Renin is in a position to service distribution channels including big-box building and home improvement supply retailers, home centers, distributors, other building supply manufacturers, volume builders and specialty retailers throughout North America and other markets.  Renin reported revenues of approximately $13.5 million compared with $13.8 million during the three month periods ended March 31, 2015 and March 31, 2014, respectively.

BBX Sweet Holdings:  BBX Sweet Holdings, a wholly-owned subsidiary of BBX Capital which operates under the BBX Capital Partners Division, acquired Hoffman’s Chocolates in December 2013, Williams & Bennett in January 2014, California based Jer's Chocolates and Helen Grace Chocolates in July 2014, and Anastasia Confections and The Toffee Box during the fourth quarter of 2014.  In April of 2015, BBX Sweet Holdings acquired the assets of Kencraft Confections.

The following is a summary of investments in operating businesses by BBX Sweet Holdings:

•

Kencraft Confections: Kencraft Confections is headquartered in an approximate 40,000 square foot manufacturing facility in American Fork, just outside of Salt Lake City, Utah. Kencraft Confections is known for their made in the U.S.A. hard candies, all-natural lollipops, and personalized bulk icings.  Since 1969, Kencraft has manufactured and built a branded line of hard candies including their Lollipops, Shaped Pops, personalized Lolli’s and Lolli collections, bubblegum buddies, hard candy sticks and candy canes.

•

Anastasia Confections, Inc.:  Anastasia was established in 1984 and is headquartered in an 80,000 square foot production facility in Orlando, Florida.  Anastasia has developed gourmet candy, coconut candy, chocolate gift products, and premium candy specifically for Florida tourists. Anastasia’s growing line of products includes its creamy Coconut Patties, a full flavored variety of Coconut Patties, Salt Water Taffy, Chocolate Alligators (Choc-O-Gators), Coco Rhumbies, and Citrus Jelly candies.  Its products are sold through various distribution channels including mainstream grocery chains, mass merchandisers, gift shops, theme parks, and other retailers in the U.S., Canada and the Caribbean.

•

The Toffee Box:  Headquartered in Carlsbad near San Diego, California, The Toffee Box, with its award-winning handcrafted toffee, uses natural ingredients with no added preservatives.  Its product line offers five varieties of toffee, including Dark Chocolate Almond, Mocha Hazelnut, Milk Chocolate Pecan, White Chocolate Macadamia Nut and individually wrapped Toffee Squares. Its products are sold through various distribution channels including mainstream grocery chains, mass merchandisers, gift shops, online and at specialty retailers across the U.S.  The Toffee Box has been featured on the Martha Stewart Show and the Rachael Ray Show.

•

Helen Grace Chocolates:  Headquartered in Lynwood, California, Helen Grace Chocolates has been creating premium chocolate confections, chocolate bars, chocolate candies, and truffles for 70 years.  For many years, Helen Grace Chocolates has helped schools and other organizations reach their fundraising goals through sales of their premium boxed chocolates, chocolate bars and other products, sold exclusively through the national fundraising programs of Innisbrook Wraps™.  As part of the transaction, Helen Grace will continue to be the exclusive provider of chocolate and chocolate gift items to Innisbrook.

•

Jer’s Chocolates:  Headquartered in Solana Beach near San Diego, California, Jer's Chocolates, with its Award Winning premier peanut butter chocolate products, has created a niche in the gourmet luxury chocolate market.  With its core flavors of chocolate and natural peanut butter, Jer's specialties include its gourmet peanut butter chocolate confections, which come in its patented "Double Grin" shaped assorted chocolate boxes, Peanut Butter Bars and Squares.  Jer's corporate gift chocolate boxes and peanut butter chocolate gift boxes have been featured on the Home Shopping Network, QVC, The Food Network, and the Rachael Ray Show.  Jer's Chocolates is available to customers through wholesale distribution channels in the U.S. and internationally, as well as through the Jer’s Chocolates licensed retail location in the San Diego International Airport.

•

Williams & Bennett:  Headquartered in Boynton Beach, Florida, Williams & Bennett is a Florida based manufacturer of quality chocolate products since 1992.  Williams & Bennett sells chocolate products and confections through distribution channels serving boutique retailers, big-box chains, department stores, national resort properties, corporate customers, and private label brands.
•

Hoffman's Chocolates:  Headquartered in Lake Worth, Florida, Hoffman’s Chocolates is a manufacturer of gourmet chocolates, with retail locations in Palm Beach County and Fort Lauderdale, Florida, and plans to open additional stores later this year.  Its product line includes over 70 varieties of confections, which are available via its retail stores, online distribution channels, direct shipping throughout the U.S. and at third party retail locations nationwide.

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